EXHIBIT 99.h.2


                          EXPENSE LIMITATION AGREEMENT


         THIS EXPENSE LIMITATION AGREEMENT is made as of the 4TH day of JUNE, 1999, as amended on the 23rd day of December, 1999, by and between BT INVESTMENT FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO, TAX FREE MONEY PORTFOLIO, NY TAX FREE MONEY PORTFOLIO AND TREASURY MONEY PORTFOLIO, each a New York trust (each a "Portfolio Trust"), and BANKERS TRUST, a New York corporation (the "Adviser"), with respect to the following:

         WHEREAS, the Adviser serves as BT Investment Funds' Investment Adviser pursuant to an Investment Advisory Agreement dated June 4, 1999, the Adviser serves as the Cash Management Portfolio's, Tax Free Money Portfolio's, NY Tax Free Money Portfolio's and Treasury Money Portfolio's Investment Adviser pursuant to Investment Advisory Agreements dated June 4, 1999, and the Adviser serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992 (collectively, the "Agreements"); and

         WHEREAS, the Adviser has voluntarily agreed, under the Agreements, to waive its fees and reimburse expenses so that the total operating expenses for each of the Trust's series (each a "Fund," collectively the "Funds") and each Portfolio Trust's series (each a "Portfolio," collectively the "Portfolios") will not exceed the percentage of average daily net assets as set forth on Exhibit A; and

         WHEREAS, the Trust and the Adviser desire to formalize this voluntary fee waiver and expense reimbursement arrangement for the period beginning on June 4, 1999 and ending on April 30, 2000.

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Adviser agrees to waive its fees and reimburse expenses for the period from June 4, 1999 to April 30, 2000 to the extent necessary so that each Fund's total annual operating expenses do not exceed the percentage of average daily net assets set forth on Exhibit A.

         2. Upon the termination of the Investment Advisory Agreement or the Administration Agreement, this Agreement shall automatically terminate.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.


                                              ON BEHALF OF THE TRUST AND
                                              PORTFOLIO TRUSTS LISTED BELOW:

                                              BT INVESTMENT FUNDS
                                              CASH MANAGEMENT PORTFOLIO
                                              TAX FREE MONEY PORTFOLIO
                                              NY TAX FREE MONEY PORTFOLIO
                                              TREASURY MONEY PORTFOLIO



Attest: /s/ Amy M. Olmert                     By:    /s/ Daniel O. Hirsch
        ---------------------                        -----------------------
Name:   Amy M. Olmert                         Name:  Daniel O. Hirsch
                                              Title: Secretary


                                              BANKERS TRUST COMPANY


Attest: /s/ Amy M. Olmert                     By:    /s/ Ross Youngman
        ---------------------                        -----------------------
Name:   Amy M. Olmert                         Name:  Ross Youngman
                                              Title: Managing Director

                                    Exhibit A

                                                             Total Fund Operating Expenses
Fund                                                 (as a percentage of average daily net assets)
----                                                 ---------------------------------------------

Cash Management Fund                                                     0.75%
Tax Free Money Fund                                                      0.75%
NY Tax Free Money Fund                                                   0.75%
Treasury Money Fund                                                      0.75%
Quantitative Equity - Investment Class                                   0.90%
Quantitative Equity - Institutional Class                                0.75%